Exhibit 99.12

Consent to be Named as a Director

In connection with the filing of by NTN Buzztime, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), I hereby consent, pursuant to Rule 438 under the Act, to be named to the Board of Directors of NTN Buzztime, Inc., and any successor thereto, as described in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:	November 24, 2020

/s/ Yiannis Monovoukas
Yiannis Monovoukas